Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

First Quarter 2022 Financial Results

Addison, Texas – April 18, 2022 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY) (the "Company"), the parent company of Guaranty Bank & Trust, N.A. (the "Bank"), today reported financial results for the fiscal quarter ended March 31, 2022. The Company's net income available to common shareholders was $10.7 million, or $0.89 per basic share, for the quarter ended March 31, 2022, compared to $9.2 million, or $0.76 per basic share, for the quarter ended December 31, 2021 and $11.0 million, or $0.91 per basic share, for the quarter ended March 31, 2021. Return on average assets and average equity for the first quarter of 2022 were 1.38% and 14.45%, respectively, compared to 1.20% and 12.06%, respectively, for the fourth quarter of 2021 and 1.60% and 16.01%, respectively, for the first quarter of 2021. The increase in earnings during the first quarter of 2022, compared to the fourth quarter of 2021, was primarily due to a reverse provision for credit losses of $1.25 million during the first quarter of 2022, in response to the Bank's continued analysis into the effects of COVID-19 on the loan portfolio. Our net core earnings†, excluding provisions for credit losses, income taxes and PPP1/PPP2 net income, as well as our core net interest margin, adjusted to exclude the effects of PPP1/PPP2 loans, are described further in tables below.

"We achieved excellent financial results and strong loan growth during the first quarter of 2022. Excluding PPP and warehouse loans, our loan portfolio grew 8.6% during the first quarter and our pipeline currently remains robust across our footprint. Our non-performing assets continue to be very low, and we have seen significant improvements in COVID-related statistics and economic impacts. Due to these factors, we fully reversed the COVID-specific reserves from our allowance for credit losses during this quarter. However, we also adjusted the allowance for our increased concerns related to the current environment of very high inflation, the likely negative impacts of rising rates on the economy, and the geopolitical uncertainty that exists today. These negative adjustments offset a significant portion of the reserves that were released due to our improved outlook as it relates to COVID. While we remain very optimistic about the Texas economy, given these external events and backdrop, we are cautiously optimistic about the overall economy in the short to medium term. Guaranty has a long history of maintaining a very strong balance sheet, including strong liquidity and capital, for times of economic uncertainty," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•
Strong Loan Growth. The first quarter of 2022 saw strong organic loan growth, increasing $106.0 million, or 5.6%, during the quarter. Excluding PPP and warehouse lending changes, our loans grew $156.8 million, or 8.6%, during the quarter. Our loan growth is a result of internally generated sources and is not from loan purchases from other originators.
•
Solid Net Earnings and Core Earnings. Net earnings have remained consistent quarter-over-quarter. Net core earnings†, which exclude provisions for credit losses and income tax, and net PPP income, have trended upwards, demonstrating a consistent core earnings stream. Net core earnings† were $10.9 million for the first quarter, compared to $10.1 million for the fourth quarter of 2021, and $9.4 million during the first quarter of 2021.
•
Strong Credit Quality. Non-performing assets as a percentage of total assets were 0.08% at March 31, 2022, compared to 0.09% at December 31, 2021 and 0.13% at March 31, 2021. Net charge-offs to average loans (annualized) were 0.02% for the quarter ended March 31, 2022, compared to 0.04% for the quarter ended December 31, 2021, and 0.18% for the quarter ended March 31, 2021.
•
Favorable Asset and Liability Management. Our Bank is slightly asset-sensitive and should see benefits from expected rate increases by the Federal Reserve. During the quarter, we terminated interest rate swaps that hedged $40.0 million of 3-month FHLB advances, resulting in an extraordinary gain of $685,000, and we paid off the FHLB advances. Also during the first quarter of 2022, we deployed excess cash of $270.0 million to purchase short term U.S. treasuries, maturing from August 2022 through March 2024, to take advantage of higher short term yields. As of March 31, 2022, we have $1.29 billion, or 65.0%, or our loan portfolio in variable rate loans. If rates increase as predicted by 50bps in the May and June FOMC meetings, as well as 25bps in the remaining meetings during 2022, approximately $346.2 million, or 26.7%, of the variable rates loans will reprice by December 31, 2022. We are maintaining a conservative stance on our cost of total deposits, given our excess liquidity position, and as of March 31, 2022, 38.1% of our total deposits are non-interest bearing. Anticipating increases in interest rates, on March 4, 2022, we issued $35.0 million in 10-year subordinated notes (refer to our Form 8-K filed with the Securities and Exchange Commission on March 4, 2022 for more details). Finally, we repurchased 56,237 shares of Company stock during the quarter at an average purchase price per share of $35.44.

RESULTS OF OPERATIONS

Participation in the PPP1 and PPP2 program, as well as large provisions for credit losses in the second quarter of 2020 resulting from the expected effects of COVID-19, has created temporary extraordinary results in the calculation of net earnings and related performance

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

ratios. The following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2022	2021
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Net earnings	$10,738	$9,159	$9,253	$10,432	$10,962
Adjustments:
Provision for credit losses	(1,250)	—	(700)	(1,000)	—
Income tax provision	2,235	1,923	2,179	2,312	2,336
PPP loan interest and fees	(783)	(958)	(1,005)	(1,954)	(3,905)
Net core earnings†	$10,940	$10,124	$9,727	$9,790	$9,393

Total average assets	$3,146,399	$3,021,079	$2,953,181	$2,938,944	$2,775,567
Adjustments:
PPP loans average balance	(36,720)	(61,062)	(107,931)	(155,417)	(137,251)
Total average assets, adjusted†	$3,109,679	$2,960,017	$2,845,250	$2,783,527	$2,638,316
Total average equity	$301,432	$301,398	$295,076	$285,803	$277,612

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.38%	1.20%	1.24%	1.42%	1.60%
Net earnings to average equity (annualized)	14.45	12.06	12.44	14.64	16.01
Net core earnings to average assets, as adjusted (annualized)†	1.43	1.36	1.36	1.41	1.44
Net core earnings to average equity (annualized)†	14.72	13.33	13.08	13.74	13.72

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	12,109,074	12,097,100	12,067,769	12,056,550	12,038,638
Earnings per common share, basic	$0.89	$0.76	$0.77	$0.87	$0.91
Net core earnings per common share, basic†	0.90	0.84	0.81	0.81	0.78

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for credit losses, in the first quarter of 2022 and 2021 was $24.3 million and $24.5 million, respectively, a decrease of $168,000, or 0.7%. The slight decline in net interest income resulted from a decrease in interest income of $620,000, or 2.3%, which was partially offset by a decrease in interest expense of $452,000, or 22.4%, quarter over quarter. Interest and fee income from PPP loans decreased $2.7 million, or 77.7%, while all other loan interest income increased $1.2 million, or 5.9%, during the current quarter compared to the prior year quarter. In addition, interest income from investment securities increased $1.0 million, or 48.0%, from the same quarter in the prior year.

Net interest margin, on a taxable equivalent basis, for the first quarter of 2022 and 2021 was 3.37% and 3.85%, respectively. Net interest margin decreased 48 basis points primarily due to a decrease in loan yield from 5.20% for the first quarter of 2021 to 4.66% for the first quarter of 2022, a change of 54 basis points, offset somewhat by a decrease in the cost of interest-bearing deposits from 0.42% to 0.29% during the same period, a change of 13 basis points. The decrease in loan yield was primarily due to recognized PPP origination fee income during the prior year quarter. Loan yield, excluding the effect of PPP loans, was 4.59% in the first quarter of 2022, compared to 4.79% in the same quarter of the prior year, a decrease of 20 basis points.

Net interest income, before the provision for credit losses, increased $303,000, or 1.3%, from $24.0 million in the fourth quarter of 2021 to $24.3 million in the first quarter of 2022.

Net interest margin, on a taxable equivalent basis, decreased from 3.39% for the fourth quarter of 2021 to 3.37% for the first quarter of 2022. Loan yield decreased from 4.71% for the fourth quarter of 2021 to 4.66% for the first quarter of 2022, a change of five basis points. Loan yield, excluding the effect of PPP loans, decreased seven basis points from 4.66% in the fourth quarter of 2021 to 4.59% in the current quarter. The average yield on interest-bearing deposits in other banks increased three basis points from 0.10% in the fourth quarter of 2021, while the average balance decreased by $88.7 million, or 20.9%, in the current quarter.

The Bank’s participation in the PPP program created temporary extraordinary results in the calculation of net interest margin. To illustrate the impact of the PPP program on net interest margin, the table below excludes PPP1 and PPP2 loans and their associated fees and costs for the quarter ended March 31, 2022:

	Quarter Ended March 31, 2022
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,937,000	$22,272	4.66%
Adjustments:
PPP1 loans average balance and net fees(1)	(769)	(5)	2.64
PPP2 loans average balance and net fees(2)	(35,951)	(778)	8.78
Total PPP loans(3)	$(36,720)	$(783)	8.65%

Total loans, excluding PPP†	$1,900,280	$21,489	4.59%

Total interest-earning assets	2,963,030	25,893	3.54
Total interest-earning assets, net of PPP effects†	$2,926,310	$25,110	3.48%

Net interest income		$24,323
Net interest margin(4)			3.33%
Net interest margin, FTE(5)			3.37

Net interest income, net of PPP effects†		23,540
Net interest margin, net of PPP effects†(6)			3.26
Net interest margin, FTE, net of PPP effects†(7)			3.30

Efficiency ratio(8)			61.94
Efficiency ratio, net of PPP effects†(9)			63.56

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.
(1) Interest earned on PPP1 loans consists of interest income of $2,000 and net origination fees recognized in earnings of $3,000 for the quarter ended March 31, 2022.
(2) Interest earned on PPP2 loans consists of interest income of $87,000 and net origination fees recognized in earnings of $691,000 million for the quarter ended March 31, 2022.
(3) Interest earned consists of interest income of $89,000 and net origination fees recognized in earnings of $694,000 million for the quarter ended March 31, 2022.
(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(7) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

(8) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(9) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

During the first quarter of 2022, we recorded a reverse provision for credit losses of $1.25 million. At the onset of the COVID pandemic in 2020, we established COVID-specific qualitative factors to estimate the potential impact of the pandemic to our loan portfolio as a whole, which led to a provision during 2020 of $13.2 million. As the economic, health and other impacts of the virus became more clear and cases began to decline, we reduced the COVID-specific qualitative factors during 2021 and fully unwound these factors during the first quarter of 2022. The impact of unwinding the remaining COVID-specific qualitative factors was offset by growth in our loan portfolio and increases in certain of our standard qualitative factors to capture current macro-economic concerns related to inflation, rising interest rates and the war in Ukraine. As of March 31, 2022, our allowance for credit losses as a percentage of total loans was 1.44%.

Noninterest income increased $360,000, or 5.9%, in the first quarter of 2022 to $6.5 million, compared to $6.1 million for the first quarter of 2021. The increase from the same quarter in 2021 was due primarily to an increase in other noninterest income of $601,000, or 25.2%, and an increase in service charges of $147,000, or 17.7%, compared to the same quarter of the prior year. The increase in other noninterest income resulted from a net gain of $685,000 from the termination of three interest rate swaps during the first quarter of 2022. The increase in noninterest income was partially offset by a decrease in the gain on sale of loans of $493,000, or 35.3%, a $46,000, or 26.0%, decrease in mortgage fee income and a $125,000, or 51.9%, decrease in warehouse lending fees compared to the same quarter of the prior year.

Noninterest expense increased $1.8 million, or 10.2%, in the first quarter of 2022 to $19.1 million, compared to the first quarter of 2021. The increase in noninterest expense in the first quarter of 2022 was driven primarily by a $1.6 million, or 16.0%, increase in employee compensation and benefits due to increased salaries and higher insurance expense accruals due to increased claims experience. Legal and professional fees also increased $166,000, or 27.5%, from the same quarter of the prior year, primarily due to higher employee recruitment fees in the current quarter.

Noninterest income in the first quarter of 2022 increased by $441,000, or 7.3%, from $6.0 million in the fourth quarter of 2021 due primarily to an increase in other noninterest income of $617,000, or 28.6%, resulting primarily from the $685,000 net gain on the termination of interest rate swaps described above.

Noninterest expense increased $103,000, or 0.5%, in the first quarter of 2022, from $19.0 million in the quarter ended December 31, 2021. The increase was primarily due to a $166,000, or 27.5%, increase in legal and professional fees and a $332,000, or 3.0%, increase in employee compensation and benefits during the first quarter of 2022. These were partially offset by a decrease in FDIC insurance assessment fees of $67,000, or 22.3%, and a decrease in other noninterest expense of $255,000, or 19.9%.

The Company’s efficiency ratio in the first quarter of 2022 was 61.94%, compared to 63.13% in the prior year quarter and 56.56% in the fourth quarter of 2021. Adjusted to remove the effects of PPP-related transactions, the Company’s efficiency ratio† for the first quarter of 2022 was 63.56%, was 65.21% for the fourth quarter of 2021 and was 65.34% for the first quarter of 2021.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the Company totaled $3.19 billion at March 31, 2022, compared to $3.09 billion at December 31, 2021 and $2.89 billion at March 31, 2021.

Gross loans increased 5.6%, or $106.0 million, to $2.01 billion at March 31, 2022, compared to loans of $1.91 billion at December 31, 2021. The increase in gross loans from the fourth quarter of 2021 to the first quarter of 2022 is primarily due to increased loan originations and advances, which were partially offset by continued forgiveness of PPP loans, which decreased $31.3 million during the quarter. Excluding PPP and warehouse lending loans, gross loans increased $156.8 million, or 8.6%, from December 31, 2021.

Gross loans increased 5.3%, or $101.7 million, from $1.91 billion at March 31, 2021. The increase in gross loans during the first quarter of 2022 compared to the first quarter of 2021 resulted primarily from organic loan growth and was partially offset by a $138.9 million reduction in PPP loan balances during the period. Excluding PPP and warehouse lending loans, gross loans increased $303.2 million, or 18.2%, from March 31, 2021.

Total deposits increased by 4.7%, or $126.6 million, to $2.80 billion at March 31, 2022, compared to $2.67 billion at December 31, 2021, and increased 13.0%, or $322.2 million, from $2.48 billion at March 31, 2021. Changes in deposits during these periods appear to be the result of changes in depositor spending habits resulting from economic and other uncertainties.

Shareholders' equity totaled $291.9 million as of March 31, 2022, compared to $302.2 million at December 31, 2021 and $280.1 million at March 31, 2021. The decrease from the previous quarter resulted from the payment of dividends of $2.7 million, repurchase of 56,237 shares of treasury stock for $2.0 million and a decrease in other comprehensive income of $17.2 million during the first quarter of 2022 resulting from fluctuations in the fair market value of securities, and offset by net income of $10.7 million. Although the unrealized losses in other comprehensive income during the quarter do not impact regulatory capital ratios, they did result in a decrease in the tangible common equity ratio from 8.77% as of December 31, 2021 to 8.16% as of March 31, 2022.

In September 2021, we announced the formation of a partnership with CaliberCos, Inc., a vertically integrated alternative asset manager and fund sponsor, in an effort to drive investments that will revitalize communities across Texas through real estate developments. We began to consolidate the financial statements for this investment by our Bank subsidiary that contains a minority interest position during the first quarter of 2022. The newly formed entity had no assets, liabilities or equity until the first quarter of 2022 and had no income or expense during the first quarter of 2022. Further details of this partnership can be found in a Form 8-K filed with the Securities and Exchange Commission on September 7, 2021.

Nonperforming assets as a percentage of total assets were 0.08% at March 31, 2022 compared to 0.09% at December 31, 2021, and 0.13% at March 31, 2021.

	As of
	2022	2021
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ASSETS
Cash and due from banks	$58,788	$42,979	$34,741	$37,611	$38,534
Federal funds sold	139,300	431,975	346,500	385,075	356,750
Interest-bearing deposits	24,003	24,651	27,634	24,532	28,188
Total cash and cash equivalents	222,091	499,605	408,875	447,218	423,472
Securities available for sale	306,704	342,206	269,070	446,636	407,736
Securities held to maturity	494,289	184,263	173,676	—	—
Loans held for sale	1,166	4,129	1,903	5,088	4,663
Loans, net	1,983,449	1,876,076	1,938,268	1,856,277	1,876,985
Accrued interest receivable	8,961	8,901	7,673	8,801	8,064
Premises and equipment, net	54,316	53,470	53,834	54,405	54,903
Other real estate owned	—	—	40	227	312
Cash surrender value of life insurance	37,352	37,141	36,582	36,367	35,836
Core deposit intangible, net	2,199	2,313	2,426	2,573	2,786
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	47,806	45,806	43,761	43,207	44,383
Total assets	$3,190,493	$3,086,070	$2,968,268	$2,932,959	$2,891,300
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$1,065,789	$1,014,518	$972,854	$928,416	$878,883
Interest-bearing	1,731,621	1,656,309	1,590,217	1,604,610	1,596,327
Total deposits	2,797,410	2,670,827	2,563,071	2,533,026	2,475,210
Securities sold under agreements to repurchase	11,090	14,151	11,195	15,336	24,007
Accrued interest and other liabilities	27,803	26,568	26,284	28,058	28,080
Line of credit	—	5,000	3,000	—	15,000
Federal Home Loan Bank advances	7,500	47,500	47,500	49,000	49,096
Subordinated debentures	54,810	19,810	19,810	19,810	19,810
Total liabilities	2,898,613	2,783,856	2,670,860	2,645,230	2,611,203

Equity attributable to Guaranty Bancshares, Inc.	291,282	302,214	297,408	287,729	280,097
Minority interest	598	—	—	—	—
Total shareholders' equity	291,880	302,214	297,408	287,729	280,097
Total liabilities and shareholders' equity	$3,190,493	$3,086,070	$2,968,268	$2,932,959	$2,891,300

	Quarter Ended
	2022	2021
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
STATEMENTS OF EARNINGS
Interest income	$25,893	$25,518	$25,235	$25,284	$26,513
Interest expense	1,570	1,498	1,665	1,807	2,022
Net interest income	24,323	24,020	23,570	23,477	24,491
Provision for credit losses	(1,250)	—	(700)	(1,000)	—
Net interest income after provision for credit losses	25,573	24,020	24,270	24,477	24,491
Noninterest income	6,479	6,038	6,449	5,970	6,119
Noninterest expense	19,079	18,976	19,287	17,703	17,312
Income before income taxes	12,973	11,082	11,432	12,744	13,298
Income tax provision	2,235	1,923	2,179	2,312	2,336
Net earnings	$10,738	$9,159	$9,253	$10,432	$10,962

PER COMMON SHARE DATA*
Earnings per common share, basic	$0.89	$0.76	$0.77	$0.87	$0.91
Earnings per common share, diluted	0.88	0.75	0.76	0.85	0.90
Cash dividends per common share	0.22	0.20	0.20	0.20	0.20
Book value per common share - end of quarter	24.14	24.93	24.62	23.86	23.24
Tangible book value per common share - end of quarter(1)	21.29	22.09	21.75	20.98	20.34
Common shares outstanding - end of quarter	12,066,480	12,122,717	12,081,477	12,057,937	12,053,597
Weighted-average common shares outstanding, basic	12,109,074	12,097,100	12,067,769	12,056,550	12,038,638
Weighted-average common shares outstanding, diluted	12,260,945	12,263,252	12,211,389	12,251,587	12,177,776

PERFORMANCE RATIOS
Return on average assets (annualized)	1.38%	1.20%	1.24%	1.42%	1.60%
Return on average equity (annualized)	14.45	12.06	12.44	14.64	16.01
Net interest margin, fully taxable equivalent (annualized)(2)	3.37	3.39	3.40	3.44	3.85
Efficiency ratio(3)	61.94	63.13	64.25	60.12	56.56

(1) See Reconciliation of non-GAAP Financial Measures table.

(2) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(3) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

	As of
	2022	2021
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$270,074	$280,569	$308,647	$352,042	$373,678
Real estate:
Construction and development	318,035	307,797	309,746	264,002	257,886
Commercial real estate	674,558	622,842	633,353	608,464	630,479
Farmland	186,982	145,501	135,413	94,525	76,867
1-4 family residential	430,755	410,673	403,403	389,616	389,542
Multi-family residential	42,021	30,971	40,810	42,086	32,090
Consumer	52,670	50,965	52,992	51,795	49,780
Agricultural	14,403	14,639	14,199	14,608	14,905
Warehouse lending	24,260	43,720	71,823	72,582	86,813
Overdrafts	303	363	495	444	327
Total loans(1)(2)	$2,014,061	$1,908,040	$1,970,881	$1,890,164	$1,912,367

	Quarter Ended
	2022	2021
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$30,433	$30,621	$31,548	$32,770	$33,619
Loans charged-off	(203)	(239)	(244)	(283)	(875)
Recoveries	116	51	17	61	26
Provision for credit loss expense	(1,250)	—	(700)	(1,000)	—
Balance at end of period	$29,096	$30,433	$30,621	$31,548	$32,770

Allowance for credit losses / period-end loans	1.44%	1.59%	1.55%	1.67%	1.71%
Allowance for credit losses / nonperforming loans	1,084.9	1,075.0	976.7	878.0	968.7
Net charge-offs / average loans (annualized)	0.02	0.04	0.05	0.05	0.18

NON-PERFORMING ASSETS
Non-accrual loans(3)	$2,682	$2,831	$3,135	$3,593	$3,383
Other real estate owned	—	—	40	227	312
Repossessed assets owned	7	14	63	9	4
Total non-performing assets	$2,689	$2,845	$3,238	$3,829	$3,699

Non-performing assets as a percentage of:
Total loans(1)(2)	0.13%	0.15%	0.16%	0.20%	0.19%
Total loans, excluding PPP(1)(2)	0.13	0.15	0.17	0.22	0.21
Total assets	0.08	0.09	0.11	0.13	0.13

TDR loans - nonaccrual	$98	$103	$84	$86	$87
TDR loans - accruing	9,418	9,466	9,522	9,535	9,598

(1) Excludes outstanding balances of loans held for sale of $1.2 million, $4.1 million, $1.9 million, $5.1 million, and $4.7 million as of March 31, 2022, and December 31, September 30, June 30, and March 31, 2021, respectively.

(2) Excludes deferred loan fees of $1.5 million, $1.5 million, $2.0 million, $2.3 million, and $2.6 million as of March 31, 2022, and December 31, September 30, June 30, and March 31, 2021, respectively.

(3) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

	Quarter Ended
	2022	2021
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
NONINTEREST INCOME
Service charges	$976	$1,085	$1,003	$855	$829
Net realized gain on sale of loans	905	1,127	1,759	1,244	1,398
Fiduciary and custodial income	642	615	599	570	549
Bank-owned life insurance income	211	207	215	206	212
Merchant and debit card fees	1,611	1,669	1,620	1,922	1,506
Loan processing fee income	187	188	164	164	153
Warehouse lending fees	116	164	196	211	241
Mortgage fee income	131	133	145	157	177
Other noninterest income	1,700	850	748	641	1,054
Total noninterest income	$6,479	$6,038	$6,449	$5,970	$6,119

NONINTEREST EXPENSE
Employee compensation and benefits	$11,532	$11,200	$10,998	$10,204	$9,943
Occupancy expenses	2,711	2,686	2,738	2,833	2,687
Legal and professional fees	770	604	644	747	604
Software and technology	1,209	1,167	1,258	1,055	1,114
Amortization	219	222	253	336	343
Director and committee fees	205	204	197	167	255
Advertising and promotions	407	470	495	338	455
ATM and debit card expense	578	643	646	616	540
Telecommunication expense	186	196	197	180	234
FDIC insurance assessment fees	233	300	214	168	169
Other noninterest expense	1,029	1,284	1,647	1,059	968
Total noninterest expense	$19,079	$18,976	$19,287	$17,703	$17,312

	Quarter Ended March 31,
	2022			2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$1,937,000	$22,272	4.66%	$1,886,863	$24,195	5.20%
Securities available for sale	328,737	1,618	2.00	378,076	2,091	2.24
Securities held to maturity	347,188	1,485	1.73	—	—	—
Nonmarketable equity securities	15,234	408	10.86	10,031	101	4.08
Interest-bearing deposits in other banks	334,871	110	0.13	334,329	126	0.15
Total interest-earning assets	2,963,030	25,893	3.54	2,609,299	26,513	4.12
Allowance for credit losses	(30,205)			(33,242)
Noninterest-earning assets	213,574			199,510
Total assets	$3,146,399			$2,775,567
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,710,157	$1,242	0.29%	$1,559,865	$1,603	0.42%
Advances from FHLB and fed funds purchased	37,722	46	0.49	51,098	99	0.79
Line of credit	3,778	34	3.65	14,633	128	3.55
Subordinated debentures	30,699	246	3.25	19,810	188	3.85
Securities sold under agreements to repurchase	10,916	2	0.07	21,173	4	0.08
Total interest-bearing liabilities	1,793,272	1,570	0.36	1,666,579	2,022	0.49
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,027,429			808,007
Accrued interest and other liabilities	24,266			23,369
Total noninterest-bearing liabilities	1,051,695			831,376
Shareholders’ equity	301,432			277,612
Total liabilities and shareholders’ equity	$3,146,399			$2,775,567
Net interest rate spread(2)			3.18%			3.63%
Net interest income		$24,323			$24,491
Net interest margin(3)			3.33%			3.81%
Net interest margin, fully taxable equivalent(4)			3.37%			3.85%

(1) Includes average outstanding balances of loans held for sale of $3.2 million and $4.2 million for the quarter ended March 31, 2022 and 2021, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

NON-GAAP RECONCILING TABLES

Tangible Book Value per Common Share

	As of
	2022	2021
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Equity attributable to Guaranty Bancshares, Inc.	$291,282	$302,214	$297,408	$287,729	$280,097
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(2,199)	(2,313)	(2,426)	(2,573)	(2,786)
Total tangible common equity attributable to Guaranty Bancshares, Inc.	$256,923	$267,741	$262,822	$252,996	$245,151
Common shares outstanding - end of quarter(1)	12,066,480	12,122,717	12,081,477	12,057,937	12,053,597
Book value per common share	$24.14	$24.93	$24.62	$23.86	$23.24
Tangible book value per common share	21.29	22.09	21.75	20.98	20.34

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2022	2021
(dollars in thousands, except per share data)	March 31	December 31	September 30	June 30	March 31
Net earnings	$10,738	$9,159	$9,253	$10,432	$10,962
Adjustments:
Provision for credit losses	(1,250)	—	(700)	(1,000)	—
Income tax provision	2,235	1,923	2,179	2,312	2,336
PPP loans, including fees	(783)	(958)	(1,005)	(1,954)	(3,905)
Net core earnings	$10,940	$10,124	$9,727	$9,790	$9,393

Weighted-average common shares outstanding, basic	12,109,074	12,097,100	12,067,769	12,056,550	12,038,638
Earnings per common share, basic	$0.89	$0.76	$0.77	$0.87	$0.91
Net core earnings per common share, basic	0.90	0.84	0.81	0.81	0.78

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2022	2021
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
Net core earnings	$10,940	$10,124	$9,727	$9,790	$9,393
Total average assets	$3,146,399	$3,021,079	$2,953,181	$2,938,944	$2,775,567
Adjustments:
PPP loan average balance	(36,720)	(61,062)	(107,931)	(155,417)	(137,251)
Total average assets, adjusted	$3,109,679	$2,960,017	$2,845,250	$2,783,527	$2,638,316
Net core earnings to average assets, as adjusted (annualized)	1.43%	1.36%	1.36%	1.41%	1.44%
Total average equity	$301,432	$301,398	$295,076	$285,803	$277,612
Net core earnings to average equity (annualized)	14.72%	13.33%	13.08%	13.74%	13.72%

NON-GAAP RECONCILING TABLES

Total Non-Performing Assets to Total Loans, Excluding PPP

	Quarter Ended
	2022	2021
(dollars in thousands)	March 31	December 31	September 30	June 30	March 31
Total loans(1)(2)	$2,014,061	$1,908,040	$1,970,881	$1,890,164	$1,912,367
Adjustments:
PPP loans balance	(19,302)	(50,611)	(75,304)	(127,390)	(158,236)
Total loans, excluding PPP(1)(2)	$1,994,759	$1,857,429	$1,895,577	$1,762,774	$1,754,131

Total non-performing assets	$2,689	$2,845	$3,238	$3,829	$3,699

Non-performing assets as a percentage of:
Total loans(1)(2)	0.13%	0.15%	0.16%	0.20%	0.19%
Total loans, excluding PPP(1)(2)	0.13	0.15	0.17	0.22	0.21

(1) Excludes outstanding balances of loans held for sale of $1.2 million, $4.1 million, $1.9 million, $5.1 million, and $4.7 million as of March 31, 2022, and December 31, September 30, June 30, and March 31, 2021, respectively.

(2) Excludes deferred loan fees of $1.5 million, $1.5 million, $2.0 million, $2.3 million, and $2.6 million as of March 31, 2022, and December 31, September 30, June 30, and March 31, 2021, respectively.

Total Interest-Earning Assets, Net of PPP Effects

	Quarter Ended March 31, 2022			Quarter Ended March 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,963,030	$25,893	3.54%	$2,609,299	$26,513	4.12%

Total loans	1,937,000	22,272	4.66	1,886,863	24,195	5.20
Adjustments:
PPP loan average balance and net fees(1)	(36,720)	(783)	8.65	(137,251)	(3,513)	10.38
Total loans, net of PPP effects	1,900,280	21,489	4.59	1,749,612	20,682	4.79

Total interest-earning assets, net of PPP effects	$2,926,310	$25,110	3.48%	$2,472,048	$23,000	3.77%

(1) Interest earned consists of interest income of $89,000 and $335,000, and net origination fees recognized in earnings of $694,000 and $3.2 million for the quarter ended March 31, 2022 and 2021, respectively.

	Quarter Ended December 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,844,147	$25,518	3.56%

Total loans	1,925,046	22,833	4.71
Adjustments:
PPP loan average balance and net fees(1)	(61,062)	(958)	6.22
Total loans, net of PPP effects	1,863,984	21,875	4.66

Total interest-earning assets, net of PPP effects	$2,783,085	$24,560	3.50%

(1) Interest earned consists of interest income of $154,000 and net origination fees recognized in earnings of $804,000 million for the quarter ended December 31, 2021.

NON-GAAP RECONCILING TABLES

Net Interest Income and Net Interest Margin, Net of PPP Effects

(dollars in thousands)	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021	Quarter Ended March 31, 2021
Net interest income	$24,323	$24,020	$24,491
Adjustments:
PPP-related interest income	(89)	(154)	(335)
PPP-related net origination fees	(694)	(804)	(3,178)
Net interest income, net of PPP effects	$23,540	$23,062	$20,978

Total average interest-earning assets	$2,963,030	$2,844,147	$2,609,299
Total average interest-earning assets, net of PPP effects	2,926,310	2,783,085	2,472,048

Net interest margin(1)	3.33%	3.35%	3.81%
Net interest margin, net of PPP effects(2)	3.26	3.29	3.44

Net interest income	$24,323	$24,020	$24,491
Interest income tax adjustments	298	277	250
Net interest income, fully taxable equivalent ("FTE")	$24,621	$24,297	$24,741
Net interest income, FTE, net of PPP effects	23,838	23,339	21,228

Net interest margin, FTE(3)	3.37%	3.39%	3.85%
Net interest margin, FTE, net of PPP effects(4)	3.30	3.33	3.48

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(2) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, excluding average PPP loans, annualized. Taxes are not a part of this calculation.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, excluding average PPP loans, annualized, using a marginal tax rate of 21%.

Efficiency Ratio, Net of PPP Effects

(dollars in thousands)	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021	Quarter Ended March 31, 2021
Total noninterest expense	$19,079	$18,976	$17,312
Adjustments:
PPP-related deferred costs	—	—	392
Total noninterest expense, net of PPP effects	$19,079	$18,976	$17,704

Net interest income	24,323	24,020	24,491
Net interest income, net of PPP effects	23,540	23,062	20,978

Total noninterest income	$6,479	$6,038	$6,119
Securities gains (losses)	—	—	—
Noninterest income, as adjusted	$6,479	$6,038	$6,119

Efficiency ratio(1)	61.94%	63.13%	56.56%
Efficiency ratio, net of PPP effects(2)	63.56	65.21	65.34

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

NON-GAAP RECONCILING TABLES

Loan Yield, Net of PPP Effects

	Quarter Ended March 31, 2022			Quarter Ended December 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,937,000	$22,272	4.66%	$1,925,046	$22,833	4.71%
Adjustments:
PPP loans average balance and net fees	(36,720)	(783)	8.65	(61,062)	(958)	6.22
Total loans, net of PPP effects	$1,900,280	$21,489	4.59%	$1,863,984	$21,875	4.66%
Effect of removing PPP loans on loan yield			-0.07%			-0.05%

	Quarter Ended March 31, 2022			Quarter Ended March 31, 2021
(dollars in thousands)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,937,000	$22,272	4.66%	$1,886,863	$24,195	5.20%
Adjustments:
PPP loans average balance and net fees	(36,720)	(783)	8.65	(137,251)	(3,513)	10.38
Total loans, net of PPP effects	$1,900,280	$21,489	4.59%	$1,749,612	$20,682	4.79%
Effect of removing PPP loans on loan yield			-0.07%			-0.41%

ACL to Total Loans, Excluding PPP

(dollars in thousands)	As of March 31, 2022	As of December 31, 2021	As of March 31, 2021
Total loans	$2,014,061	$1,908,040	$1,912,367
Adjustments:
PPP loans	(19,302)	(50,611)	(158,236)
Total loans, excluding PPP	$1,994,759	$1,857,429	$1,754,131

Allowance for credit losses	$29,096	$30,433	$32,770

Allowance for credit losses / period-end loans	1.44%	1.59%	1.71%
Allowance for credit losses / period-end loans. excluding PPP	1.46	1.64	1.87

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss first quarter 2022 financial results on Monday, April 18, 2022 at 10:00 am Central Daylight Time. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and CFO, and Shalene Jacobson, EVP and CRO. All conference attendees must register before the call at gnty.com/earningscall. The conference materials will be available by accessing the Investor Relations page on our website, gnty.com. A recording of the conference call will be available by 1:00 pm Central Daylight Time the day of the call and remain available through April 30, 2022 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 32 banking locations across 26 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of March 31, 2022, Guaranty Bancshares, Inc. had total assets of $3.19 billion, total loans of $2.01 billion and total deposits of $2.80 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results may also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the operation of financial markets; global supply chain disruption; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com